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                                                                   Exhibit 10.20



                   DEVELOPMENT AND EXCLUSIVE LICENSE AGREEMENT

                  This DEVELOPMENT AND EXCLUSIVE LICENSE AGREEMENT, effective this 10th day of December 1996 (hereinafter "Agreement"), is by and between Chugai Pharmaceutical Co., Ltd., a Japanese corporation (hereinafter "Chugai"), with its principal offices located at 1-9 Kyobashi 2-Chome, Chuo-ku, Tokyo, Japan 104, and Gliatech Inc., a Delaware corporation (hereinafter "Gliatech"), with its principal offices located at 23420 Commerce Park Road, Cleveland, Ohio 44122.

                              W I T N E S S E T H:

                  WHEREAS, Gliatech has developed certain products (hereinafter "Products" as defined below) which utilize certain Gliatech proprietary technology (hereinafter "Technology" as defined below):

                  WHEREAS, Chugai desires to license the Technology and the Products from Gliatech for its field of use (hereinafter "Field of Use" as defined below); and

                  WHEREAS, Gliatech desires to license the Technology and the Products to Chugai for such Field of Use.

                  NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, and subject to the terms and conditions hereof, Chugai and Gliatech agree as follows.

1.         DEFINITIONS.

1.1        EFFECTIVE DATE.  Effective Date shall mean December 10, 1996.

1.2. PRODUCTS. Products shall mean Gliatech's ADCON(R)-L and ADCON(R)-T/N medical devices.

1.3 TECHNOLOGY. Technology shall mean any Patent Rights (as defined below) and any other information and data which relate to the development, design, manufacture, use or sale of the Products, which Gliatech owns and has heretofore developed, created or acquired, through license or otherwise, or which Gliatech develops, creates or acquires after the Effective Date as improvements to the Technology (that which is developed, created or acquired after the Effective Date being hereinafter referred to as "Improvements"). The Technology as of the Effective Date is listed on EXHIBIT A.

1.4        TERRITORY.  Territory shall mean Japan.






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1.5        DEVELOPMENT PLAN. Development Plan shall mean a detailed outline prepared by Chugai and agreed to by Gliatech, which shall include, without limitation, target dates on which Chugai intends to file for and receive the Importation Approval and any other government and third party approvals, health or product registrations, licenses, visas or other permits (hereinafter referred to as "Authorizations") required to commercialize, sell, distribute, promote and handle, including, without limitation, any import requirements relating to, the Products in the Territory and/or to fulfill all its obligations under this Agreement. The Development Plan, shall be reviewed and updated periodically as needed, setting forth the development activities (hereinafter "Development Activities") intended to be undertaken by Chugai in order to fully develop and commercialize the Products as expeditiously as possible.

1.6 FIELD OF USE. Field of Use shall mean any use of the Technology and the Products for the inhibition of surgical adhesions in the fields of neurologic, spinal or orthopedic surgical procedures.

1.7 IMPORTATION APPROVAL. Importation Approval shall mean any and all necessary approvals for the importation of the Products as Medical Devices that may be required to be issued by any parties, including, without limitation, the Ministry of Health and Welfare of Japan, in accordance with any applicable law, statute, ordinance, regulation or other applicable authority, including, without limitation, the Pharmaceutical Affairs Law (Yakuji-Hou) of Japan.

1.8 MEDICAL DEVICES. Medical Devices shall mean medical devices as defined as "Iryo-Yogu" under the Pharmaceutical Affairs Law (Yakuji-Hou) of Japan.

1.9 PATENT RIGHTS. Patent Rights shall mean any Japanese patents, patent applications, utility models, and any claims thereof, and any rights to file the same, and shall also mean any divisions, patents of addition, continuations, continuations-in-part, extensions, reissues and reexaminations of the same.

1.10 PERSON. Person shall mean any individual, corporation, partnership, association or entity.

1.11 DEVELOPMENT ACTIVITIES. Development Activities shall mean those activities set forth in the timetable on the Development Plan, as established in accordance herewith, upon which the parties agreed regarding the commercial marketing and sales of the Products within the Field of Use. Development Activities shall not include marketing and sales activities.

2. DEVELOPMENT EFFORTS; MARKETING AND SALES EFFORTS; AUTHORIZATIONS AND REGULATORY EFFORTS; AND USE OF RESULTS.

2.1 DEVELOPMENT EFFORTS. (a) Gliatech shall disclose to Chugai information and materials related to the Products and the Technology, as listed on Exhibit A.

                    (b) Within ninety (90) days from the date of the disclosure of information and materials related to the Products and the Technology as set forth herein Section 2.1(a),




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           Chugai shall deliver to Gliatech the Development Plan. Gliatech shall then have thirty (30) days to review and approve the Development
           Plan.

                    (c) Chugai shall complete the Development Activities so that Chugai can commercially market and sell the Products within the Field of Use. In this effort, Chugai shall concentrate and use its best efforts to develop the Products and Chugai shall devote its utmost corporate resources to accomplish the same under the Development Plan.

                    (d) Gliatech shall consult with Chugai regarding any Improvements to the Products and Gliatech shall periodically advise and notify Chugai in writing of the existence and status of subsequent development activities undertaken by Gliatech with respect to any Improvements to the Products.

                    (e) Within ninety (90) days from the date of receipt of any such notice specified in Section 2.1(d) from Gliatech requesting modification to the Development Plan, Chugai shall deliver to Gliatech a revised and amended Development Plan. Gliatech shall then have thirty (30) days to review and approve the revised and amended Development Plan.

2.2 MARKETING AND SALES EFFORTS. (a) Within ninety (90) days from the date of disclosure related to the Products and the Technology set forth in Section 2.1(a), Chugai shall provide Gliatech with an initial five year annual forecast, substantially in the form of EXHIBIT B attached hereto, commencing with the initial target receipt date of all of the Authorizations, as set forth in the initial Development Plan. It is acknowledged that such initial five year annual forecast may be amended from time to time based on the mutual agreement of the parties hereto.

                    (b) Chugai shall concentrate and use its best efforts to promote, market and sell the Products that become available for commercial sale in the Territory and Chugai shall devote its utmost corporate resources to accomplish the same. As part of its best efforts, Chugai agrees to make available, on an annual basis, to Gliatech, for its review and comment, Chugai's strategic business plan, operating plan, marketing plan and communications plan for the Products licensed to Chugai under this Agreement, it being understood that Chugai shall have the sole responsibility for the finalization and implementation of the strategic business plan, operating plan, marketing plan and communications plan for the Products.

2.3 AUTHORIZATIONS AND REGULATORY EFFORTS. (a) Chugai shall obtain and maintain at its expense all necessary Authorizations required to commercialize, sell, distribute, promote and handle, including, without limitation, any import requirements relating to, the Products in the Territory and/or to fulfill all its obligations under this Agreement. Gliatech shall provide Chugai with the information set forth on EXHIBIT A with respect to the Technology or the Products.

                    (b) Upon termination of this Agreement for any reason except for termination by Chugai pursuant to Section 10.1 or Section 10.5(a) hereof, Chugai shall cooperate fully




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           with Gliatech and take all steps to transfer and assign, immediately and gratuitously, without any expense to, or payment by, Gliatech, other than reasonable filing fees and transfer fees of Chugai, which shall be reimbursed by Gliatech, any Authorizations which may be held in its name, except as provided for in this Section 2.3(b), to Gliatech or its designee(s) to the extent permitted by law. Chugai agrees further to cooperate in the case of nonassignable Authorizations held in its name by not taking and not omitting any action which may cause such Authorizations to lapse or be cancelled, and shall cooperate with and assist Gliatech or its designee(s) in obtaining an orderly transition and issuance of new Authorizations for the Products on behalf of Gliatech or its designee(s) without delay.

                    (c) Chugai will immediately notify Gliatech of any formal contact with regulatory authorities with respect to material issues relating to the Products. Chugai will provide copies of all correspondence and other documents from regulatory authorities involving the Products to Gliatech.

                    (d) Chugai shall implement and maintain, in accordance with any and all governmental, regulatory or other requirements or Authorizations, quality control systems (the "Quality System") relating to the commercialization, promotion, marketing, distribution or sale of the Products, which Quality System shall be subject to prior review and approval by Gliatech. Chugai will permit regular audits, at reasonable intervals and during business hours, of its Quality System as they relate to Gliatech's Products. Such audits will be conducted, upon reasonable prior notice to Chugai and at the expense of Gliatech, by either Gliatech's staff or representative, or, if required, other regulatory authorities. Chugai acknowledges that failure to submit to such audit or a finding of major deviations within their Quality System is a breach of this Agreement. Chugai shall use its best efforts to perform any corrective actions related to the Products that are identified in these audits in a timely manner. Chugai accepts that failure to address such corrective actions in a timely manner is a breach of this Agreement.

                    (e) Gliatech, on an annual basis, shall reasonably request and Chugai shall furnish information regarding current customers, as well as available information on prospective customers in order for Gliatech to conduct and gather information for market research relating to Product quality and Improvements; PROVIDED, that in the event this Agreement is not terminated Gliatech shall not contact or sell the Products to such current or prospective customers directly. Except to the extent permitted by applicable law, Gliatech shall not provide Chugai with written instructions with respect to selection of customers.

2.4 USE OF RESULTS. The results of the Development Activities may be used by the parties pursuant to the terms of this Agreement. Chugai and Gliatech shall not use the results of the Development Activities under the Development Plan for any purpose outside this Agreement, except with the prior notice to and written approval from the other party before proceeding with such use and except as required by law, statute or a regulation or directive of a government agency and then only with notice to the other party. This approval shall not be unreasonably withheld; PROVIDED, HOWEVER, that the other party may be entitled to some payment or other consideration from the requesting party based upon




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           the value of the results, the amount of which will be negotiated in good faith by the parties at that time.

3.         LICENSE AND RELATED RIGHTS.

3.1 GRANT OF LICENSE. Gliatech hereby grants to Chugai, and Chugai hereby accepts, subject to the terms and conditions set forth herein, the exclusive, non-transferable and royalty-free license to use and practice the Technology in the Territory and to use and sell the Products in the Field of Use, and the right to extend (or pass-on) immunity from suit to Chugai's end use customers who shall purchase the Products from Chugai for applications in the Field of Use.

3.2 SCOPE OF LICENSE. The license and rights granted to Chugai in this Agreement also include and automatically cover the Improvements to the Technology and the Products, subject to the Field of Use, which Gliatech shall promptly communicate to Chugai in writing.

3.3 MARKETING. All Product-related packaging, labeling, advertising and related materials shall identify Gliatech as the developer and manufacturer of the Products to the extent permitted by law or regulation. Chugai shall mark all labels, advertising materials, product literature and packaging for the Products sold to customers for use in the Field of Use with appropriate legends for any Patent Rights that exist under the Technology and also with the appropriate ADCON(R)-L or ADCON(R)-T/N trademark owned by Gliatech, unless a substitute mark is adopted by Gliatech and approved in writing by Gliatech. This requirement shall not prevent Chugai from also marking any medical implant, device or system which it sells incorporating or including the Products with its own patent legend or trademark used by Chugai for that purpose. Any new advertising or marketing materials, which is proposed by Chugai and which includes the ADCON(R)-L or ADCON(R)-T/N trademark, as the case may be, shall be submitted in advance to Gliatech for approval.

3.4 OWNERSHIP OF PROPRIETARY RIGHTS. Chugai and Gliatech agree that Gliatech is and shall be the sole owner of the Technology (including Patent Rights therein) and the Products in existence as of the Effective Date and any Improvements thereto.

3.5 OTHER PRODUCTS. (a) Gliatech shall periodically advise Chugai in writing of the existence and status of development activities by Gliatech with respect to ADCON(R) products based on the Technology, which are outside the definition of the Products, Technology or the Field of Use as set forth in this Agreement. If Chugai desires to explore obtaining a license or other rights with respect to this new disclosure, Chugai shall notify Gliatech in writing within twenty
           (20) days of receiving such notice, and Gliatech shall negotiate with Chugai in good faith for an exclusive period of ninety (90) days after Gliatech has disclosed the same to Chugai, during which time Gliatech and Chugai shall discuss the terms of a possible license or other agreement between them. Gliatech shall not negotiate with any other Person during such ninety (90) day period.





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                    (b) Nothing in Section 3.5(a) shall require Chugai to
           negotiate with Gliatech on any new disclosure or require Gliatech to grant any additional license or other rights to Chugai with respect to the same, or otherwise prevent Gliatech from licensing such other rights outside this Agreement to any other Person; PROVIDED, HOWEVER, that any such agreement Gliatech shall enter into with another Person shall not conflict in any way with the exclusive license and rights granted to Chugai in this Agreement.

3.6 LIMITATION OF RIGHTS TO CHUGAI AND RESERVATION BY GLIATECH. Chugai and Gliatech agree that the license and rights granted to Chugai in the Technology and the Products in the Field of Use are limited as set forth in this Agreement.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GLIATECH. Gliatech represents, warrants and covenants to Chugai as follows:

4.1 POWER AND AUTHORITY. Gliatech has all requisite legal and corporate power and authority to execute and deliver this Agreement, to license the Technology and the Products to Chugai as done hereby, and to carry out and perform its obligations under this Agreement. This Agreement constitutes the valid and binding obligation of Gliatech, specifically enforceable against Gliatech in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or the laws of general application relating to or affecting creditors' rights or as may be limited by the availability of equitable remedies.

4.2 DISCLOSURE TO CHUGAI. No representation, warranty or covenant of Gliatech contained in this Agreement knowingly contains any untrue statement of a fact or omits to state a fact necessary in order to make the statements, representations and warranties contained herein not misleading in light of the circumstances under which they were made.

4.3 NON-CONTRAVENTION; MATERIAL CONSENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with respect to Gliatech, violate any provision of its Certificate of Incorporation or By-Laws or will violate, breach or result in the acceleration of or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or entitle any Person to terminate any or all of the provisions of any agreement or contract to which Gliatech is a party. All Authorizations, permits, consents, waivers, orders, reissuance or approvals of, or filings with any public body or authority or any third party, if any, which are necessary to the license granted in this Agreement will have been obtained prior to the Effective Date, except for Authorizations, permits, consents, waivers, orders, reissuance, approvals or filings, the failure of which to obtain will not prevent the grant of such license.

4.4 PRODUCTS. Gliatech represents that the Products shall be free from defect in materials and workmanship.

5.         REPRESENTATIONS, WARRANTIES AND COVENANTS OF CHUGAI.

           Chugai represents, warrants and covenants to Gliatech as follows:




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5.1        POWER AND AUTHORITY. Chugai has all requisite legal and corporate power and authority to execute and deliver this Agreement, to accept the license of the Technology and the Products and such other rights as done hereby, and to carry out and perform its obligations under this Agreement. This Agreement constitutes the valid and binding obligation of Chugai, specifically enforceable against Chugai in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights or as may be limited by the availability of equitable remedies.

5.2 DISCLOSURE TO GLIATECH. No representation, warranty or covenant of Chugai contained in this Agreement knowingly contains any untrue statement of a fact or omits to state a fact necessary in order to make the statements, representations and warranties contained herein not misleading in light of the circumstances under which they were made.

5.3 NON-CONTRAVENTION; MATERIAL CONSENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, with respect to Chugai, violate any provision of its organizational documents, will violate, breach or result in the acceleration of or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or entitle any Person to terminate any or all of the provisions of, any agreement or contract to which Chugai is a party. All Authorizations, permits, consents, waivers, orders, reissuance or approvals of, or filings with, any public body or authority or any third party which are necessary to the license granted in this Agreement will have been obtained prior to the Effective Date, except for the Importation Approval and other Authorizations, permits, consents, waivers, orders, reissuance, approvals or filings, the failure of which to obtain will not prevent the grant of such license.

5.4 FIELD OF USE LIMITATION. Chugai shall not knowingly use the Products for or on behalf of any Person, or otherwise knowingly sell the Products to any Person who is known by Chugai to use or intending to use the same, for any purpose outside the Field of Use.

6. FEES AND PAYMENTS. (a) In consideration of the rights granted to Chugai hereunder, Chugai shall pay Gliatech in accordance with the following terms and conditions:

                           (1) In the event that Chugai has not filed for all
                    necessary Authorizations in accordance with the terms of the initial Development Plan, which may be amended based on the mutual agreement of the parties, then Chugai shall pay to Gliatech a commitment fee of $100,000, payable in U.S. dollars. In the event that the Ministry of Health and Welfare does not grant Chugai all necessary Authorizations, then Chugai shall not be obliged to pay the commitment fee of $100,000; PROVIDED, THAT, Chugai has complied with the terms of the initial Development Plan in seeking such Authorizations.

                           (2) In the event that within thirty (30) days after
                    receipt of the Authorizations, Chugai has not submitted its initial order for delivery of Products ninety (90) days thereafter in accordance with the terms and conditions of the




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                    Manufacturing Agreement, dated December 10, 1996, by and
                    between Gliatech and Chugai (the "Manufacturing Agreement), then Chugai shall pay to Gliatech a commitment fee payable in U.S. dollars equivalent to Chugai's forecasted purchases for the corresponding year of sales as set forth on EXHIBIT B attached hereto.

                           (3) Each year thereafter, if Gliatech has not
                    received a purchase order from Chugai by September 30, then Chugai shall pay Gliatech a commitment fee, equivalent to the forecasted purchases for the following twelve month period as set forth on EXHIBIT B attached hereto.

                    (b) Chugai and Gliatech agree that as of the Effective Date, the royalty-free nature of the license and rights granted to Chugai in this Agreement is based on the intention of the parties that a further relationship will exist as of the Effective Date under which Gliatech or its designee will manufacture the Products and Chugai will purchase the Products from Gliatech for resale to its customers in accord with the Manufacturing Agreement by and between Chugai and Gliatech.

7.         PATENT RIGHTS:  PROSECUTION, MAINTENANCE AND ENFORCEMENT.

7.1 PROSECUTION AND MAINTENANCE. (a) Chugai and Gliatech shall make all reasonable and diligent efforts to protect all proprietary rights in the Territory in the Technology and the Products licensed in this Agreement. This shall include Chugai and Gliatech cooperating in taking all reasonable steps to seek, prosecute and maintain all available Patent Rights in the Technology and the Products. Gliatech shall be primarily responsible for making decisions regarding scope, content and prosecution of applications included in the Patent Rights in the Technology, and Chugai shall have the full and adequate opportunity to advise Gliatech with regard thereto. Gliatech shall promptly advise Chugai as to all material developments with respect to such applications and prosecution, and shall provide copies of all papers received and filed in connection with such prosecution to Chugai to enable Chugai to comment thereon, and shall otherwise give Chugai access to the patent files and records and an opportunity to participate. Gliatech's right of primary responsibility shall include selection of counsel, though Chugai may, at its sole expense, retain its own counsel in connection with its right to review and comment as provided herein.

                    (b) Should Gliatech decide it is no longer interested in prosecuting or maintaining any of the Patent Rights contemplated by this Section, it shall timely notify Chugai in writing of such decision. Within thirty (30) days after receipt of such notice, Chugai may, at its option, determine to prosecute and maintain such Patent Rights at its sole expense by so notifying Gliatech of its election. Gliatech shall thereafter cooperate with Chugai as needed and shall assign all rights in such Patent Rights to Chugai without additional consideration required. The cost for recording any assignment documents and for continuing the prosecution and maintenance of the Patent Rights after such first notice, shall be exclusively paid by the continuing party. Gliatech's election to cease prosecuting or maintaining any Patent Rights shall not constitute a waiver of its rights of




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           primary responsibility with respect to any other Patent Rights for which Gliatech does not and has not elected to cease prosecuting or maintaining.

7.2 ENFORCEMENT AGAINST OR BY OTHER PERSONS. (a) Chugai and Gliatech shall promptly notify each other in writing of any activity of a type or nature which may be an infringement of or a challenge to the Technology or the Products (including any Patent Rights in the same). Upon such notification, Chugai and Gliatech shall discuss the situation and shall cooperate with each other in all respects concerning any legal or other action resulting from such infringement or challenge.

                    (b) Chugai and Gliatech agree that Gliatech shall have the initial right, but not the obligation, to prosecute or defend any such infringement or challenge at its own expense and may join Chugai as a co-party in any action that should ensue. If the action is against a Person for infringement wholly or in part within the Field of Use herein, Chugai shall be entitled to any recovery derived therefrom attributable to the Field of Use as defined herein, but only after reimbursement to Gliatech for its costs in the action. Gliatech shall not enter into any voluntary disposition or settlement of any such infringement or challenge without the prior advice to and knowledge and consent of Chugai.

                    (c) If, within ninety (90) days after notice of such infringement or challenge, Gliatech shall not have resolved the same and shall not have brought or be defending an action on the same, or if Gliatech shall have notified Chugai in writing of its intention not to do so, then Chugai shall have the right, but not the obligation, to prosecute or defend the infringement or challenge at its own expense and may join Gliatech as a co-party in any action that should ensue. Gliatech shall execute and deliver any documentation that reasonably may be required to enable Chugai to prosecute or defend the action in its own name. If the action is against a Person for infringement wholly or in part within the Field of Use herein, Chugai shall be entitled to any recovery derived therefrom attributable to the Field of Use as defined herein, but only after the same payment to Gliatech as set forth in Section 7.2(b). If any recovery is for infringement outside the Field of Use herein, Gliatech shall be entitled to the recovery derived therefrom, but only after Chugai is reimbursed for its costs in the action. Chugai shall not enter into any voluntary disposition or settlement of any such infringement or challenge without the prior knowledge and consent of Gliatech.

                    (d) Whether Chugai or Gliatech pursue any such infringement or challenge on its own or jointly, each party shall keep the other informed of the progress in and status of the same, including any action that results therefrom, and shall provide the other with copies of all court and other documents upon request and if legally permitted. Each party shall also have the absolute right to participate in any such action brought by or against the other party, and shall include the opportunity to confer with the other party and the right to be represented by counsel of its own selection. A party's exercise of this absolute right to participate shall be at its own expense, and shall not be deductible from any recovery in any such action unless the party actually joins or is joined as a party defendant or party plaintiff in the same.




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8.         LEGAL REQUIREMENTS.
           If the laws of the Territory require that this Agreement or any document relating to the subject matter hereof be legalized and/or notarized, or be submitted, filed or registered with any government agency or ministry of the Territory, Chugai and Gliatech will work together in complying with those requirements with such costs so incurred to be paid by Chugai.

9.         TERM.
           Unless sooner terminated as provided in Section 10, this Agreement and the license and rights granted to Chugai herein shall begin as of the Effective Date and shall continue in full force and effect until the date on which the last Japanese patent issued with respect to the Technology and the Products in this Agreement relating to the Field of Use shall expire.

10.        TERMINATION.
           This Agreement shall continue in full force and effect during the term set forth in Section 9, unless Chugai or Gliatech, in the exercise of its discretion, earlier terminates this Agreement for any one of the following causes:

10.1 BREACH, NOTICE AND CURE. If Chugai or Gliatech fails to perform any of its respective obligations or covenants under this Agreement, including, without limitation, the failure of Chugai or Gliatech to have as an on-going strategic focus of the business of respectively, Chugai or Gliatech, the sale of Products in the Field of Use, the failure of Chugai to use its best efforts in any undertaking or action in connection with or related to this Agreement or the failure of Chugai to complete the mutually agreed upon initial Development Activities, the non-failing party shall be entitled to notify the failing party in writing specifying such failure and requiring cure or remedy of the same. This notice shall be initially discussed by Gliatech and Chugai, for a period of thirty (30) days after receipt in an effort to resolve the same. If such failure is not cured or remedied, or the non-failing party does not withdraw its notification of such failure, within such thirty (30) day period, then the General Manager of Chugai and the Chief Executive Officer of Gliatech shall attempt to resolve the same for a period of thirty (30) days thereafter. If such failure is not cured or remedied, or the non-failing party does not withdraw its notification of such failure, within this second thirty (30) day period, and if the failure is material, then the non-failing party shall have the right to terminate this Agreement by giving fifteen (15) days prior written notice thereof to the failing party. Thereafter, the parties shall proceed in accordance with Section 12.1 hereof.

10.2 FORCE MAJEURE. Chugai and Gliatech agree that it shall not be a ground for seeking termination of this Agreement that any alleged failure to perform an obligation herein results from "Force Majeure" as provided in Section 12.5.

10.3 NON-WAIVER. The right of either party to seek termination of this Agreement as provided herein shall not be in any way by its waiver of or failure to take action with respect to any previous failure to perform an obligation under this Agreement by the other party.

10.4 ADDITIONAL GROUNDS FOR GLIATECH TO TERMINATE. In addition to the rights of Gliatech to terminate under Section 10.1 above, Gliatech may immediately terminate this Agreement on thirty (30) days prior written notice to Chugai if Chugai shall institute or consent to the filing of voluntary bankruptcy proceedings, or Chugai shall file a petition or answer or consent seeking reorganization under any applicable bankruptcy laws; or Chugai shall consent to the appointment of a receiver or liquidator under any applicable bankruptcy law; or upon the issuance or entry of a decree or order by a court adjudging Chugai bankrupt or insolvent or approving a petition seeking reorganization of Chugai under any applicable bankruptcy law, appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for Chugai or of all or substantially all of its property.

10.5 ADDITIONAL GROUNDS FOR CHUGAI TO TERMINATE. In addition to the rights of Chugai to terminate under Section 10.1 above, Chugai may immediately terminate this Agreement on thirty (30) days prior written notice to Gliatech upon the occurrence of any of the following events:

                    (a) Gliatech shall institute or consent to the filing of voluntary bankruptcy proceedings, or Gliatech shall file a petition or answer or consent seeking reorganization under any applicable bankruptcy laws; or Gliatech shall consent to the appointment of a receiver or liquidator under any applicable bankruptcy law; or upon the issuance or entry of a decree or order by a court adjudging Gliatech bankrupt or insolvent or approving a petition seeking reorganization of Gliatech under any applicable bankruptcy law, appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for Gliatech or of all or substantially all of its property.

                    (b) The application by Chugai for the Importation Approval shall have been dismissed or it is found in the reasonable opinion of Chugai that the Importation Approval shall not be given by the Ministry of Health and Welfare of Japan.

11.        INDEMNIFICATION.
11.1 INDEMNIFICATION BY CHUGAI. Chugai shall indemnify, defend and hold Gliatech harmless from and against any and all liabilities, claims, demands, judgments, losses, damages, costs and expenses (including court costs and reasonable attorneys' fees) (hereinafter "Losses") incurred or suffered by Gliatech arising in any way out of or in connection with or resulting from: (a) the use, without obtaining proper Authorizations, or the sale by Chugai of the Products in the Field of Use except in accordance with the Manufacturing Agreement,
           (b) any advertising or other promotional activities undertaken by Chugai alone with respect to the Products which have not previously been submitted to or approved by Gliatech and Chugai or (c) a breach by Chugai of any of its representations, warranties and covenants contained in this Agreement; PROVIDED, HOWEVER, that this indemnity shall not be applicable to the production, use or sale of the Products by Gliatech or by any other Person not authorized by Chugai or instructed in writing by Chugai to so act.

11.2 INDEMNIFICATION BY GLIATECH. Gliatech shall indemnify and hold harmless Chugai from and against any and all Losses in respect of claims made by third parties arising out of or relating to: (a) any material defect of the Products, which would ordinarily cause death or injury of a person or any damage to property or (b) a breach by Gliatech of any representations, warranties and covenants contained in Section 4 above.

11.3 NOTICE. As a condition of the indemnifications in Section 11, the party seeking indemnification shall give the other party written notice within fifteen (15) days of the assertion of any such claim, proceeding, action or suit; PROVIDED, HOWEVER, that the failure to give such notice shall only waive or release the indemnification obligation to the other party to the extent the other party is actually prejudiced by such failure.

12.        MISCELLANEOUS.
12.1 INTERPRETATION AND ENFORCEMENT OF AGREEMENT. All matters, questions or disputes relating to the interpretation, form, validity, performance and the parties' rights and obligations under this Agreement shall be governed by and decided in accordance with the laws of the United States. Any disputes or questions which the parties cannot resolve after negotiation shall be settled by arbitration instituted at the option of either party. The arbitration will be conducted by a certified arbitration service under regulations of the American Arbitration Association. An Arbitrator will be selected by mutual agreement of the parties. Each party hereby accepts and submits itself unconditionally to the exclusive jurisdiction of the arbitrator.

12.2 SURVIVAL. The representations and warranties made by each party to this Agreement shall survive beyond the Effective Date.

12.3 SUCCESSORS AND ASSIGNS. The provision of this Agreement shall inure to the benefit of and shall be binding upon the successors of the parties hereto. Chugai and Gliatech shall not assign this Agreement or any of their rights or obligations to any Person without the prior written consent of the other which shall not be unreasonably withheld; PROVIDED, HOWEVER, that Chugai or Gliatech shall have the right to assign this Agreement and their respective rights and obligations to any successor who acquires or succeeds to substantially all of Chugai's business or of Gliatech's business (whether by way of recapitalization, reorganization, merger, acquisition of assets, or otherwise), but only upon the prior written assumption of all such rights and obligations of this Agreement by such successor, which successor shall be specifically required to and shall assume this Agreement according to its terms as a condition precedent to such assignment.

12.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

12.5 IMPOSSIBILITY OF PERFORMANCE. Neither party shall be liable to the other due to the failure to perform any obligation or duty pursuant to this Agreement where such failure has been directly occasioned by any act of God, fire, inevitable accident, governmental action, court order or other cause beyond the reasonable control of the party who had the duty to perform and occurring without its fault or negligence. The party whose performance has been so interrupted shall give the other party prompt notice of the interruption and the cause thereof, and shall use every reasonable means to resume full performance of this Agreement as soon as practicable.

12.6 CONFIDENTIALITY. (a) Chugai and Gliatech agree that any financial, legal, business or technical information disclosed between them in connection with the Agreement and the Products, whether before or after the Effective Date, shall be considered confidential and proprietary (hereinafter "Information") and shall not be disclosed to any Person other than their employees, consultants, agents and other representatives who need to know such information for purposes of this Agreement (hereinafter "Representatives"). Chugai and Gliatech also agree that such Information shall be held in confidence and shall not be used other than as permitted under, and during the term of, this Agreement. Such Information shall include, without limitation, marketing and sales information, commercialization plans and strategies, research and development work plans, and technical information such as patent applications, trade secrets, systems, methods, apparatus, designs, tangible material, and products and derivatives thereof, whether or not related to the Technology, the Products or the Improvements as discussed herein. Each party shall cause its respective Representatives to comply with the confidentiality and non-use covenants and agreements in this Section and shall be responsible for any breach thereof by its Representatives.

                    (b) The obligations of confidentiality and non-use in this
           Section 12.6 shall not be applicable to the party receiving the disclosure to the extent that such Information is currently or becomes general public knowledge through no fault of such party.

                    (c) The covenants and agreements of Chugai and Gliatech in
           Section 12.6 shall survive any expiration or termination of this Agreement except for that Information, or portions thereof, which (i) are or become generally available to the public through no action by Chugai or employees, consultants, agents or other representatives of Chugai or (ii) are or become available to Chugai on a nonconfidential basis from a source other than Gliatech that is not otherwise bound by obligations of confidentiality relating to such Information.

                    (d) In the event that Chugai is required by law or court order to disclose any Information of Gliatech, Chugai shall: (i) notify Gliatech in writing as soon as possible, but in no event less than thirty (30) calendar days prior to any such disclosure; (ii) cooperate with Gliatech to preserve the confidentiality of such Information consistent with applicable law; and (iii) use its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

                    (e) This Agreement supersedes that certain Confidential Disclosure Agreement entered into by and between Gliatech and Chugai, dated as of November 13, 1995. All confidential information exchanged between the parties under that agreement shall be deemed Information hereunder and shall be subject to the confidentiality provisions of this Section 12.6.

                    (f) Gliatech and Chugai agree that a breach or failure to comply with any of the provisions of this Section 12.6 will irreparably harm the business of Gliatech, and Gliatech will not have an adequate remedy at law in the event of such breach or non-compliance. Therefore, in the event that Chugai breaches or does not comply with any of the provisions of this Section 12.6, Chugai acknowledges that Gliatech shall be entitled to injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies Gliatech may have, at law or in equity, in any court of competent jurisdiction against any acts of such breach or non-compliance.

12.7 FURTHER ASSURANCES. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of its obligations hereunder to carry out the rights and obligations of the parties under this Agreement.

12.8 NOTICES. All notices and other communications required or permitted in this Agreement shall be in writing and shall be by registered or certified mail, postage prepaid, or otherwise delivered by hand, by expedited delivery or courier service, or by messenger, addressed (a) if to Chugai, at 1-9 Kyobashi 2-Chome, Chuo-Ku, Tokyo, Japan 104, to the attention of the General Manager, Medical Device Division, and with a copy to the attention of the Secretary, Medical Device Division, at the same address, or at such other address as Chugai shall have furnished to Gliatech in writing, or (b) if to Gliatech, at 23420 Commerce Park Road, Cleveland, Ohio 44122, to the attention of the President, or at such other address as Gliatech shall have furnished to Chugai in writing. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered by hand, expedited delivery service or courier service or by messenger, or if sent by mail, at the earlier of its actual receipt of five (5) days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed as aforesaid.

12.9 DELAYS OR OMISSIONS. Any waiver, permit, consent or approval of any kind on the part of a party of any breach or default under this Agreement by the other party, or any waiver on the part of a party of any provision or condition of this Agreement, shall be effective only to the extent confirmed in writing to the other party. All remedies under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.10 EXPENSES. Except as otherwise provided in this Agreement, Chugai and Gliatech shall bear their own legal and other expenses in connection with the transactions contemplated hereby.

12.11 PUBLICITY. Chugai and Gliatech agree that no press release or other public announcement concerning the execution of this Agreement, any of the provisions herein, or the transactions contemplated hereby shall be issued without prior approval of the form and content of the same by the parties; PROVIDED, HOWEVER, that no consent shall be required if the disclosure is required by applicable law or the rules of the Securities and Exchange Commission or any recognized stock exchange or automated trading system on which the common stock of either party is listed or quoted, but the disclosing party shall provide the other party with the text of such disclosure not less than three (3) business days prior to its release.

12.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument.

12.13 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; PROVIDED, HOWEVER, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either party.

12.14 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement or the right or obligations of the parties herein.

                    IN WITNESS WHEREOF, Chugai and Gliatech have executed this Agreement as of the Effective Date above.


CHUGAI PHARMACEUTICAL CO., LTD.            GLIATECH INC.


By  /s/ Koichiro Tsuji, Ph.D.              By  /s/ Thomas O. Oesterling, Ph.D.
    -------------------------                  -------------------------------
Name:   Koichiro Tsuji, Ph.D.              Name:   Thomas O. Oesterling, Ph.D.
Title:  Senior Manager - Medical           Title:  President and Chief
        Device Division                            Executive Officer